Exhibit 1.1

This stock exchange release may not be published or distributed, in whole or in part, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa, Japan or any other country where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken, in addition to the requirements under Finnish law. For further information, see “Important notice” below.

MUNKSJÖ OYJ, STOCK EXCHANGE RELEASE 31 March 2017 at 8.00 CEST

Helsinki, Finland

Munksjö and Ahlstrom complete their merger

The Boards of Directors of Munksjö Oyj (“Munksjö”) and Ahlstrom Corporation (“Ahlstrom”) have today resolved to complete the merger of Ahlstrom into Munksjö in accordance with the merger plan. The combination of Munksjö and Ahlstrom creates a global leader in sustainable and innovative fiber-based solutions with a combined annual net sales of approximately EUR 2.2 billion, approximately 6,200 employees and 41 production and converting facilities in 14 countries. The registration of the execution of the merger is expected to take place on 1 April 2017.

The name of the combined company will change to Ahlstrom-Munksjö Oyj (“Ahlstrom-Munksjö”) upon the registration of the execution of the merger. A total of 45,376,992 new shares in Ahlstrom-Munksjö will be issued as merger consideration to Ahlstrom’s shareholders. The new shares are expected to be registered with the Finnish Trade Register on 1 April 2017. Trading in the new shares is expected to commence on the Nasdaq Helsinki and Nasdaq Stockholm stock exchanges on 3 April 2017. Following the merger, the trading codes for Ahlstrom-Munksjö’s shares will be AM1 on Nasdaq Helsinki and AM1S on Nasdaq Stockholm.

Ahlstrom-Munksjö will publish its interim report for January–March 2017 on 26 April 2017 and pro forma financial information on the combined company on or about 15 May 2017. A stock exchange release on the unaudited final accounts of Ahlstrom for January–March 2017 will be published on 26 April 2017.

Munksjö Oyj

For further information, please contact

Anna Selberg, SVP Communications, tel. +46 703 23 10 32

Andreas Elving, General Counsel, tel. +46 73 802 10 20

IMPORTANT NOTICE

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa or Japan. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

This release does not constitute a notice to an extraordinary general meeting or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed statutory absorption merger of Ahlstrom into Munksjö (the “Merger”) should be made solely on the basis of information contained in the actual notices to the extraordinary general meeting of Munksjö and Ahlstrom, as applicable, the merger prospectus and the supplement to the merger prospectus related to the Merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus and the supplement to the merger prospectus for more complete information about Munksjö, Ahlstrom, their respective subsidiaries, their respective securities and the Merger.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Munksjö nor Ahlstrom, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of Munksjö, Ahlstrom, their respective subsidiaries, their respective securities and the Merger, including the merits and risks involved.

This release includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Munksjö, Ahlstrom, the Merger or the combination of the business operations of Munksjö and Ahlstrom identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Munksjö nor Ahlstrom, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release.

This release includes estimates relating to the cost synergy benefits expected to arise from the Merger and the combination of the business operations of Munksjö and Ahlstrom as well as the related integration costs, which have been prepared by Munksjö and Ahlstrom and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of Munksjö and Ahlstrom on the combined company’s business, financial condition and results of operations. The assumptions relating to the estimated cost synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of Munksjö and Ahlstrom, if any, and related integration costs to differ materially from the estimates in this release. Further, there can be no certainty that the Merger will be completed in the manner and timeframe described in this release, or at all.

Notice to Shareholders in the United States

The new shares in Munksjö have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the applicable securities laws of any state or other jurisdiction of the United States. The new shares in Munksjö may not be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the Securities Act), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The new shares in Munksjö will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

Munksjö and Ahlstrom are Finnish companies. Information distributed in connection with the Merger and the related shareholder votes is subject to disclosure requirements of Finland, which are different from those of the United States. The financial information included in this release has been prepared in accordance with accounting standards in Finland, which may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for Ahlstrom’s shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws in respect of the Merger, since Munksjö and Ahlstrom are located in non-U.S. jurisdictions, and all of their officers and directors are residents of non-U.S. jurisdictions. Ahlstrom’s shareholders may not be able to sue Munksjö or Ahlstrom or their officers or directors in a court in Finland for violations of the U.S. securities laws. It may be difficult to compel Munksjö and Ahlstrom and their affiliates to subject themselves to a U.S. court’s judgment.

Made by Munksjö—Intelligent paper technology

Munksjö is a world-leading manufacturer of advanced paper products developed with intelligent paper technology. Munksjö offers customer-specific innovative design and functionality in areas ranging from flooring, kitchens and furnishings to release papers, consumer-friendly packaging and energy transmission. The transition to a sustainable society is a natural driving force for Munksjö‘s growth as the products can replace non-renewable materials. This is what “Made by Munksjö” stands for. Given Munksjö‘s global presence and way of integrating with the customers, the company forms a worldwide service organisation with approximately 2,900 employees and 15 facilities located in France, Sweden, Germany, Italy, Spain, Brazil and China. Munksjö‘s share is listed on Nasdaq in Helsinki and Stockholm. Read more at www.munksjo.com.

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